Exhibit 10.3

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement entered into August 19, 2004 between Richard C. Notebaert (the “Executive”) and Qwest Services Corporation, a Colorado corporation (the “Company”), as previously amended on October 21, 2005, December 16, 2005, February 16, 2006 and February 26, 2007 (the “Employment Agreement”) is made and entered into on August 13, 2007, between the Executive and the Company.

WITNESSETH THAT:

WHEREAS, the parties previously entered into the Employment Agreement pertaining to the employment of the Executive by the Company; and

WHEREAS, the parties previously amended the Employment Agreement on October 21, 2005, December 16, 2005, February 16, 2006 and February 26, 2007 in certain respects; and

WHEREAS, the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties desire to amend the Employment Agreement as set forth below to comply with Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and the Company hereby amend the Employment Agreement as follows:

1.                                      A new Paragraph 23 is added to the Employment Agreement to provide in its entirety as follows:

23.                                 Compliance with Section 409A of the Code.

Notwithstanding any other provision of this Agreement, the payment of amounts or the provision of benefits required under this Agreement that are deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any related guidance, proposed and final regulations issued thereunder (collectively, “Section 409A”) shall be paid and provided in accordance with the following provisions:

(a)                                  6-Month Delay.  No payment or provision of benefits shall be made before the date that is six months after the Executive’s “separation from service” (as defined in Section 409A) (“Separation from Service”) (or, if earlier, the date of the Executive’s death) (the “6-Month Delay”).

(i)                                     Payment of Cash Benefits. Any cash payment otherwise due to the Executive under this Agreement upon Separation from Service shall be paid in a lump sum, minus any applicable or legally-required withholdings, as soon as administratively practicable following the 6-Month Delay.

(ii)                                  Payment of Non-Cash Benefits.  Any payment by the Company to provide non-cash benefits under this Agreement, including, but not limited to, the office and related services and equipment set forth in subparagraph 4(j), shall be made as soon as administratively practicable following the 6-Month Delay.

(b)                                 Modification.  The payment of amounts or provision of benefits under this Agreement may be further modified or amended as necessary to comply with any guidance issued under Section 409A after the date of this Amendment.

2.                                      Except as set forth above, the Employment Agreement, as previously amended, remains in full force and effect.

Dated and intended to be effective this 13th day of August, 2007.

COMPANY:

QWEST SERVICES CORPORATION

By:
Teresa A. Taylor

EXECUTIVE:

Richard C. Notebaert